Exhibit 99.1
NEWS RELEASE

NCI Building Systems Announces CFO Transition

HOUSTON, April 4, 2018 – NCI Building Systems, Inc. (NYSE: NCS) (“NCI” or the “Company”) announced today that Mark E. Johnson, the Company’s Executive Vice President, Chief Financial Officer and Treasurer has informed the Board of Directors of his plans to retire. Mr. Johnson, who has led NCI’s finance organization since March of 2008, will remain in his position until the Company identifies a qualified successor to insure a smooth transition of responsibilities.
Donald R. Riley, President and Chief Executive Officer, said, “Mark has been a valuable asset to NCI over the past twelve years and an important contributor to our Executive Leadership team. Through his financial and strategic leadership, he has played an integral role in shaping the evolution of the Company, including establishing our current capital structure that will be the foundation of our business for years to come. On behalf of everyone at the Company, I thank Mark for all his contributions to NCI and look forward to his continued guidance as we work to identify his successor.”
“On behalf of the Board of Directors, we would like to thank Mark for his many contributions to the organization,” said James S. Metcalf, Chairman of the Board. “His ethics and leadership over the past decade have built a strong financial and operational environment that will continue to serve the Company in the future. We appreciate his dedication to the organization and wish him the best in his future endeavors.”
Mr. Johnson commented, “As I prepare to start the next chapter in my life, I am grateful to have been part of NCI’s development over the past twelve years. Serving alongside Don and the rest of our dedicated team has been a privilege and an honor. I am committed to ensuring a seamless transition, and I am proud of the progress we have made and the opportunities that remain ahead for the organization.”
About NCI Building Systems
NCI Building Systems, Inc. is one of North America's largest integrated manufacturers of metal products for the nonresidential building industry. NCI is comprised of a family of companies operating manufacturing facilities across the United States, Canada, and Mexico with additional sales and distribution offices throughout the United States and Canada. For more information visit www.ncibuildingsystems.com.
Contact:
K. Darcey Matthews
Vice President, Investor Relations
281-897-7785